Exhibit 99.1

Allegheny Technologies Announces Second Quarter Results

  Sales were $710.0 million
  Net loss attributable to ATI common stockholders, including special charges related to second quarter capital market transactions, was $13.4 million, or $0.14 per share
  Net income attributable to ATI common stockholders before special charges was $3.6 million, or $0.03 per share
  Segment operating profit was $53.9 million, or 7.6% of sales
  $350 million voluntary pension contribution made in June 2009
  $183.3 million of debt retired
  Year-to-date gross cost reductions of $74.2 million
  Cash on hand increased to $850.7 million
  Net debt to total capitalization was 9.7%
  Total debt to total capitalization was 34.1%

PITTSBURGH--(BUSINESS WIRE)--July 22, 2009--Allegheny Technologies Incorporated (NYSE: ATI) reported a net loss for the second quarter 2009, including special charges, of $13.4 million, or $0.14 per share, on sales of $710.0 million. The second quarter 2009 included non-recurring after-tax charges of $17.0 million, or $0.17 per share, related to debt retirement and the tax consequences of our $350 million voluntary pension contribution. Excluding these special charges, net income was $3.6 million, or $0.03 per share.

In the second quarter 2008, ATI reported net income of $168.9 million, or $1.66 per share, on sales of $1.46 billion. The second quarter 2008 included a favorable one-time net tax benefit of $11.2 million, or $0.11 per share.

For the six months ended June 30, 2009, net loss, including special charges, was $7.5 million, or $0.08 per share, on sales of $1.54 billion. Excluding special charges, results for the six months ended June 30, 2009 were net income of $9.5 million, or $0.09 per share. For the six months ended June 30, 2008, net income was $310.9 million, or $3.06 per share, on sales of $2.80 billion.

“ATI was profitable in the second quarter, before special charges, and ended the quarter with significant cash on hand and an improved balance sheet,” said L. Patrick Hassey, Chairman, President and Chief Executive Officer. “We saw signs of stabilization in some of our markets during the quarter, but few indications of meaningful recovery.

“We remain confident in the intermediate and long-term growth potential of our core markets. ATI has the financial resources and flexibility to continue our strategic investments and growth initiatives and to introduce important new alloys and products. Our focus is to continue to develop or expand strategic relationships with key global customers to be ready to meet their needs as economic conditions improve and core markets recover.

“We continue to deploy and execute our plan to effectively compete and we are strengthening and positioning ATI for long-term success. ATI benefited from our global reach as direct international sales were 32.5% of total sales in the second quarter 2009. Total titanium shipments were over 9.8 million pounds in the second quarter and over 20 million pounds for the first half 2009 in spite of the aerospace market slowdown.

“ATI’s financial position is strong. We ended the first half with cash on hand of approximately $850 million. ATI generated cash flow of $323 million during the first half, excluding the effect of the voluntary net pension contribution. This strong cash flow was used, in part, to self-fund approximately $212 million in strategic capital investments. As previously announced, in June 2009 we took proactive liability management actions and completed the issuance of $402.5 million 5-year Convertible Senior Notes and $350 million 10-year Senior Notes. A significant portion of the net proceeds from these issuances was used to return our U.S. defined benefit pension plan to a well-funded position and retire $183 million of our notes due in 2011. We also amended our $400 million domestic credit facility to increase financial flexibility.

“Our strategic investments in unsurpassed manufacturing capabilities are on track and we expect to begin production at our new premium-grade titanium sponge facility and our new titanium and superalloy forging facility by the end of the third quarter 2009.

“Benefits from our ATIBS business processes continued to be realized. We maintained our world-class safety performance and achieved gross cost reductions of over $74 million in the first half. Of note, over 50% of these cost reductions were in our High Performance Metals segment. We expect to exceed our 2009 cost reduction target of $150 million. We continue to improve efficiency and adjust our production schedules to meet market conditions.

“As expected, second quarter operating profit improved, compared to the first quarter, in our Flat-Rolled Products segment primarily due to reduced out-of-phase raw material surcharges and improvement in base prices for our stainless sheet products. In our High Performance Metals segment, demand remained good for our exotic alloys from the chemical process industry and the growing nuclear electrical energy market. However, operating profit from our titanium alloys and nickel-based alloys and superalloys in this segment deteriorated more than we expected due to significant inventory reduction actions primarily in the jet engine supply chain. The aerospace supply chain is responding to lower current build rates, uncertain near-term build rates, and reduced demand from the aftermarket due to the global recession. In our Engineered Products segment, three of the four operating companies were not profitable due to weak demand from nearly all markets, particularly wind energy.

“We expect business conditions in the third quarter to remain challenging. While we see some signs of stabilization in a few markets, in general, demand remains low, the pricing environment is challenging, and visibility is limited.

“We expect ATI’s third quarter 2009 earnings to be at or near break even. We expect to end the third quarter 2009 with a significant amount of cash on hand while continuing to self fund our strategic capital investments.

“We remain confident in the intermediate and long-term growth potential of our core global markets. We intend to use the current difficult market conditions to continue to positively differentiate ATI as a uniquely positioned, diversified, technology-driven global specialty metals company with unsurpassed manufacturing capabilities. Our strategic direction and vision remain intact.”

	Three Months Ended		Six Months Ended
	June 30		June 30
	In Millions
	2009	2008	2009	2008

Sales	$710.0	$1,461.2	$1,541.6	$2,804.6

Net income attributable to ATI common stockholders* before special charges	$3.6	$168.9	$9.5	$310.9

Special charges	$(17.0)	-	$(17.0)	-

Net income (loss) attributable to ATI common stockholders*	$(13.4)	$168.9	$(7.5)	$310.9

	Per Diluted Share

Net income attributable to ATI common stockholders* before special charges	$0.03	$1.66	$0.09	$3.06

Special charges	$(0.17)	-	$(0.17)	-

Net income (loss) attributable to ATI common stockholders*	$(0.14)	$1.66	$(0.08)	$3.06

* Net income (loss) and net income (loss) per share amounts presented above are attributable to Allegheny Technologies Incorporated common stockholders. As required, in the first quarter 2009 the Company adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51”. Under the provisions of this statement, the income statement presentation has been revised to separately present consolidated net income (loss), which now includes the amounts attributable to the Company plus noncontrolling interests (minority interests), and net income (loss) attributable solely to the Company.

Second Quarter 2009 Financial Results

  Sales were $710.0 million, 51% lower than the second quarter 2008 as a result of significantly lower raw material surcharges and indices, reduced base selling prices for most products, and lower shipments. Direct international sales represented 32.5% of total sales, compared to 27% for the 2008 comparable period. Compared to the second quarter 2008, sales decreased 36% in the High Performance Metals segment, 60% in the Flat-Rolled Products segment, and 56% in the Engineered Products segment.
  Segment operating profit was $53.9 million, or 7.6% of sales, compared to $275.4 million, or 18.8% of sales, for the second quarter 2008. Second quarter 2009 results were negatively affected by lower shipments, reduced base selling prices, and by approximately $17 million of out-of-phase raw material surcharges and indices due primarily to the rapid decrease in the cost of most of our raw materials in late 2008 and the long manufacturing times for some of our products. These negative impacts were partially offset by a LIFO inventory valuation reserve benefit of $27.0 million. The second quarter 2008 included a LIFO inventory valuation reserve charge of $3.4 million.
  Net loss attributable to common stockholders, including special charges, was $13.4 million, or $0.14 per share, compared to net income attributable to common stockholders of $168.9 million, or $1.66 per share, in the second quarter 2008. Results for the second quarter 2009 included non-recurring after-tax charges of $17.0 million, or $0.17 per share, related to the retirement of $183.3 million of debt and the tax consequences of the $350 million voluntary pension contribution.
  Cash flow from operations for the 2009 first half was $81.3 million which benefited from a reduction in managed working capital of $352.8 million due to lower business activity and raw material costs, partially offset by a voluntary net cash pension contribution of $241.5 million ($350 million contribution less $108.5 million federal income tax refund). Excluding the voluntary net cash pension contribution, cash flow from operations was $322.8 million for the first half of 2009.
  Cash on hand increased $380.8 million from 2008 year-end to $850.7 million at the end of the second quarter 2009.
  Gross cost reductions, before the effects of inflation, totaled $74.2 million company-wide in the 2009 first half.

High Performance Metals Segment
Market Conditions

  Demand for our titanium alloys and our nickel-based alloys from the aerospace market was at significantly lower levels as the supply chain adjusted to aircraft production schedule pushouts and reduced demand from the aeroengine aftermarket. Shipment volumes for our titanium alloys and our nickel-based alloys declined 14% and 18%, respectively, compared to the 2009 first quarter. We plan to temporarily idle our titanium sponge facility in Albany, OR, effective July 31, to adjust production to market conditions. Our exotic alloys business continued to benefit from the global chemical process industry and nuclear energy market with shipments increasing 5% and pricing increasing 2% compared to the 2009 first quarter.

Second quarter 2009 compared to second quarter 2008

  Sales decreased 36% to $320.5 million. Shipments decreased 23% for titanium and titanium alloys and 29% for nickel-based and specially alloys primarily due to lower demand from commercial aerospace and oil and gas markets. Shipments of exotic alloys decreased 8% primarily due to product mix. Average selling prices declined 19% for titanium and titanium alloys and 29% for nickel-based and specialty alloys. Average selling prices for titanium and titanium alloys and nickel-based and specialty alloys decreased primarily due to lower raw material indices as a result of lower raw material costs, and a more competitive pricing environment. Average selling prices for exotic alloys increased 20% due to increased demand for certain products and favorable product mix.
  Segment operating profit decreased to $41.0 million, or 12.8% of sales. The decrease in operating profit primarily resulted from lower base-selling prices for most products due to reduced demand and competitive pricing pressures, and reduced shipments for most products. In addition, operating profit was negatively affected by approximately $5 million from the impact of raw material costs, primarily nickel and titanium, being higher than the raw material indices included in our selling prices due to the long manufacturing cycle times. These negative impacts were partially offset by higher margins from exotic alloys and the benefits of gross cost reductions. There was a LIFO inventory valuation reserve charge of $0.5 million in the 2009 second quarter. In the second quarter 2008, a LIFO inventory valuation benefit of $14.7 million was recognized.
  Results benefited from $20.1 million of gross cost reductions, bringing first half 2009 gross cost reductions in this segment to $40.6 million.

Flat-Rolled Products Segment
Market Conditions

  Demand for certain high-value products, such as grain-oriented electrical steel and industrial titanium products, was at reasonably good levels relative to weak global economic conditions. Demand for most of our standard stainless products, while weak particularly from consumer markets, such as automotive and appliance, improved 16% compared to the 2009 first quarter.

Second quarter 2009 compared to second quarter 2008

  Sales were $335.2 million, 60% lower than the second quarter 2008, due primarily to significantly lower shipments, and reduced raw material surcharges and lower base-selling prices for most products. Shipments of standard stainless products (sheet and plate) decreased 34% while total high-value products shipments decreased 37%. Average transaction prices for all products, which include surcharges, were 39% lower due to a combination of significantly reduced raw material surcharges and lower base prices for most products due to competitive pricing pressures.
  Segment operating profit decreased to $22.3 million, or 6.7% of sales. The decline in operating profit primarily resulted from lower shipments and lower average base-selling prices for most of our products, and the negative impact from $12 million of higher cost material purchased in prior periods flowing through cost of sales and not being in phase with raw material indices included in selling prices. This was due primarily to the rapid decrease in raw material costs in late 2008 and the long manufacturing cycle times of some of our products. Segment operating profit was also impacted by costs associated with workforce reductions and idle facilities. These negative impacts were partially offset by a $26.1 million decrease in the LIFO inventory valuation reserve and the benefits of gross cost reductions. The second quarter 2008 included an increase in the LIFO inventory valuation reserve of $16.4 million.
  Results benefited from $15.9 million in gross cost reductions, bringing first half 2009 gross cost reductions in this segment to $28.0 million.

Engineered Products Segment
Market Conditions

  Demand for our tungsten and tungsten carbide products, forged products, and cast products remained weak. Demand for our precision finishing business was good.

Second quarter 2009 compared to second quarter 2008

  Sales were $54.3 million, 56% lower than the second quarter 2008.
  Segment operating results was a loss of $9.4 million primarily due to the significantly lower shipments, reduced selling prices, and costs associated with workforce reductions and idle facilities, partially offset by a $1.4 million decrease in the LIFO inventory valuation reserve and the benefits of gross cost reductions. The second quarter 2008 included a LIFO inventory valuation reserve charge of $1.7 million.
  Results benefited from $3.2 million of gross cost reductions, bringing first half 2009 gross cost reductions in this segment to $5.6 million.

Other Expenses

  Corporate expenses for the second quarter 2009 were $8.6 million, compared to $15.4 million in the year-ago period. This decrease was primarily due to lower expenses associated with annual and long-term performance-based cash incentive compensation programs.
  As previously announced, in June 2009 we completed the issuance of $350 million of new 9.375% 10-year Senior Notes and a tender offer for our existing $300 million 8.375% Notes due in 2011. As a result of the tender offer, in June 2009 we retired $183.3 million of the 2011 Notes, which resulted in a debt extinguishment charge of $9.2 million pre-tax, or $5.5 million after-tax, in the second quarter 2009.
  Second quarter 2009 and 2008 interest expense, net of interest income, was $1.3 million in each period with both periods benefiting from interest capitalization on strategic capital projects.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, increased to $33.4 million in the second quarter 2009, compared to $3.3 million in the second quarter 2008. This increase is primarily a result of lower returns on plan assets in 2008 partially offset by the positive benefits of voluntary pension contributions made over the last several years.
  In June 2009, using proceeds from our $402.5 million issuance of 4.25% Convertible Senior Notes, we made a $350 million voluntary cash contribution to our U.S. defined benefit pension plan to significantly improve the plan’s funded position. As a result of this voluntary contribution, 2009 pension expense is expected to be reduced by $27.5 million to $98.7 million, compared to the previous estimate of $126.2 million.
  Retirement benefit expense is now expected to be approximately $25.5 million in both the third and fourth quarters 2009.
  For the second quarter 2009, retirement benefit expense of $23.6 million was included in cost of sales and $9.8 million was included in selling and administrative expenses. For the second quarter 2008, the amount of retirement benefit expense included in cost of sales was $2.1 million, and the amount included in selling and administrative expenses was $1.2 million.

Income Taxes

  Second quarter 2009 results included a provision for income taxes of $11.7 million compared to an income tax provision of $81.2 million, or 32.2% of income before tax, for the comparable 2008 period. The second quarter 2009 tax provision included a non-recurring tax charge of $11.5 million primarily associated with the tax consequences of the June 2009 $350 million voluntary cash contribution to our pension plan. The effective tax rate, excluding the non-recurring tax charge, was 41.1% for 2009. The second quarter 2008 tax provision included a favorable discrete net tax benefit of $11.2 million, primarily associated with a tax refund related to prior years.
  As a result of the $350 million voluntary cash pension contribution in June 2009, which was designated to pertain to the 2008 tax year, the Company received a U.S. Federal income tax refund of $108.5 million in the second quarter 2009.

Cash Flow, Working Capital and Debt

  Cash on hand was $850.7 million at the end of the second quarter 2009, an increase of $380.8 million from year end 2008.
  Cash flow from operations during the 2009 first half was $81.3 million including the voluntary net cash contribution to the Company’s U.S. defined benefit pension plan. Excluding the $350.0 million voluntary cash pension contribution and the associated $108.5 million U.S. Federal income tax refund, cash flow from operations for the first half of 2009 was $322.8 million.
  Managed working capital was reduced by $352.8 million in the 2009 first half primarily as a result of lower business activity and reduced raw material costs. The reduction in managed working capital resulted from a $134.1 million decrease in accounts receivable, and a $260.6 million decrease in inventory, partially offset by a $41.9 million decrease in accounts payable.
  At June 30, 2009, managed working capital was 36.0% of annualized sales, compared to 35.2% of annualized sales at year-end 2008. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $212.8 million in the 2009 first half and consisted primarily of capital expenditures.
  Cash provided by financing activities was $512.3 million in the 2009 first half primarily due to receipt of $734.4 million of net proceeds from the second quarter 2009 debt issuances, partially offset by debt retirements of $188.6 million and dividend payments of $35.3 million.
  Net debt as a percentage of total capitalization was 9.7% at the end of the second quarter 2009, compared to 2.0% at the end of 2008. Total debt to total capital was 34.1% at June 30, 2009, compared to 20.7% at the end of 2008.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

New Accounting Pronouncement Adopted in 2009

  As required, in the first quarter 2009, we adopted Statement of Financial Accounting Standards No. 160 (“FAS 160”), “Noncontrolling Interests in Consolidated Financial Statements”. Early adoption of this standard was prohibited. FAS 160 changes the classification of noncontrolling (minority) interests on the balance sheet and the accounting for and reporting of transactions between the reporting entity and holders of such noncontrolling interests. Under the new standard, noncontrolling interests are considered equity and are reported as an element of stockholders’ equity rather than within the mezzanine or liability sections of the balance sheet. In addition, the practice of reporting minority interest expense or benefit changed. Under the new standard, net income encompasses the total income before minority interest expense or benefit. The income statement includes separate disclosure of the attribution of income or loss between the controlling and noncontrolling interests. Increases and decreases in the noncontrolling ownership interest amount are accounted for as equity transactions. As a result of adopting FAS 160, the balance sheet and the income statement have been recast retrospectively for the presentation of noncontrolling (minority) interest in our STAL joint venture.

Allegheny Technologies will conduct a conference call with investors and analysts on July 22, 2009, at 1 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.alleghenytechnologies.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including credit market conditions and related issues, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from strategic investments, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2008, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company™

Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $5.3 billion during 2008. ATI has approximately 8,700 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.alleghenytechnologies.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations (a)
(Unaudited, dollars in millions, except per share amounts)

		Three Months Ended		Six Months Ended
		June 30		June 30
		2009	2008	2009	2008

	Sales	$710.0	$1,461.2	$1,541.6	$2,804.6
	Costs and expenses:
	Cost of sales	634.8	1,128.9	1,385.7	2,181.7
	Selling and administrative expenses	64.4	79.2	145.2	149.4
	Income before interest, other income (expense) and income taxes	10.8	253.1	10.7	473.5
	Interest expense, net	(1.3)	(1.3)	(1.2)	(1.1)
	Debt extinguishment costs	(9.2)	0.0	(9.2)	0.0
	Other income (expense), net	(0.3)	0.6	0.0	1.6
	Income before income tax provision	0.0	252.4	0.3	474.0
	Income tax provision	11.7	81.2	6.7	159.1

	Net income (loss)	(11.7)	171.2	(6.4)	314.9

Less:	Net income attributable to
	noncontrolling interests	1.7	2.3	1.1	4.0

	Net income (loss) attributable to ATI	$(13.4)	$168.9	$(7.5)	$310.9

	Basic net income (loss) per common share
	attributable to ATI common stockholders	$(0.14)	$1.68	$(0.08)	$3.09

	Diluted net income (loss) per common share
	attributable to ATI common stockholders	$(0.14)	$1.66	$(0.08)	$3.06

	Weighted average common shares
	outstanding -- basic (millions)	97.2	100.7	97.2	100.7

	Weighted average common shares
	outstanding -- diluted (millions)	97.2	101.5	97.2	101.5

	Actual common shares outstanding--
	end of period (millions)	98.1	100.7	98.1	100.7

(a)	On January 1, 2009, ATI adopted Statement of Financial Accounting Standards No. 160,
"Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No.
51". Under the provisions of this statement, the income statement presentation has been revised to separately present consolidated net income (loss), which now includes the amounts attributable to the Company plus noncontrolling interests (minority interests)
and net income (loss) attributable solely to the Company. Prior year presentations have been restated to conform with the new statement.

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2009	2008	2009	2008
Sales:
High Performance Metals	$320.5	$504.5	$708.4	$985.5
Flat-Rolled Products	335.2	834.1	713.4	1,581.0
Engineered Products	54.3	122.6	119.8	238.1

Total External Sales	$710.0	$1,461.2	$1,541.6	$2,804.6

Operating Profit (Loss):

High Performance Metals	$41.0	$150.8	$95.3	$282.2
% of Sales	12.8%	29.9%	13.5%	28.6%

Flat-Rolled Products	22.3	113.6	30.0	216.5
% of Sales	6.7%	13.6%	4.2%	13.7%

Engineered Products	(9.4)	11.0	(15.5)	16.7
% of Sales	-17.3%	9.0%	-12.9%	7.0%

Operating Profit	53.9	275.4	109.8	515.4
% of Sales	7.6%	18.8%	7.1%	18.4%

Corporate expenses	(8.6)	(15.4)	(23.0)	(33.1)

Interest expense, net	(1.3)	(1.3)	(1.2)	(1.1)

Debt extinguishment costs	(9.2)	0.0	(9.2)	0.0

Other expense, net of gains on asset sales	(1.4)	(3.0)	(5.4)	(3.9)

Retirement benefit expense	(33.4)	(3.3)	(70.7)	(3.3)

Income before income taxes	$0.0	$252.4	$0.3	$474.0

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets (a)
(Current period unaudited--Dollars in millions)

	June 30,	December 31,
	2009	2008
ASSETS

Current Assets:
Cash and cash equivalents	$850.7	$469.9
Accounts receivable, net of allowances for doubtful accounts of $6.0 and $6.3 at June 30, 2009 and December 31, 2008, respectively	398.2	530.5
Inventories, net	692.9	887.6
Prepaid expenses and other current assets	76.2	41.4
Total Current Assets	2,018.0	1,929.4

Property, plant and equipment, net	1,787.0	1,633.6
Deferred income taxes	49.9	281.6
Cost in excess of net assets acquired	197.3	190.9
Prepaid pension asset	122.2	0.0
Other assets	147.0	134.9

Total Assets	$4,321.4	$4,170.4

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$236.4	$278.5
Accrued liabilities	229.6	322.0
Deferred income taxes	35.3	78.2
Short term debt and current
portion of long-term debt	17.5	15.2
Total Current Liabilities	518.8	693.9

Long-term debt	1,055.9	494.6
Accrued postretirement benefits	449.8	446.9
Pension liabilities	34.5	378.2
Other long-term liabilities	114.8	127.8
Total Liabilities	2,173.8	2,141.4

Total ATI stockholders' equity	2,075.5	1,957.4
Noncontrolling interests	72.1	71.6
Total Equity	2,147.6	2,029.0

Total Liabilities and Equity	$4,321.4	$4,170.4

(a)	On January 1, 2009, ATI adopted Statement of Financial Accounting Standards No. 160,
"Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB
No. 51", which requires that noncontrolling interests, formerly termed minority interests, be considered a component of equity for all periods presented. Noncontrolling interests were previously classified within other long-term liabilities.

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Six Months Ended
	June 30
	2009	2008

Operating Activities:
Net income (loss)	$(6.4)	$314.9

Depreciation and amortization	64.4	56.5
Deferred taxes	108.3	26.9
Change in managed working capital	352.8	(271.3)
Pension contribution	(350.0)	0.0
Change in retirement benefits	50.6	(13.8)
Accrued liabilities and other	(138.4)	(16.9)
Cash provided by operating activities	81.3	96.3
Investing Activities:
Purchases of property, plant and equipment	(211.5)	(255.4)
Asset disposals and other	(1.3)	(0.2)
Cash used in investing activities	(212.8)	(255.6)
Financing Activities:
Borrowings on long-term debt	752.5	0.0
Payments on long-term debt and capital leases	(188.6)	(8.8)
Net borrowings (repayments) under credit facilities	2.4	3.4
Debt issuance costs	(18.1)	0.0
Dividends paid to shareholders	(35.3)	(36.4)
Dividends paid to noncontrolling interests	(0.8)	0.0
Exercises of stock options	0.5	1.1
Taxes on share-based compensation	(0.3)	(24.7)
Purchase of treasury stock	0.0	(88.4)
Cash provided by (used in) financing activities	512.3	(153.8)
Increase (decrease) in cash and cash equivalents	380.8	(313.1)
Cash and cash equivalents at beginning of period	469.9	623.3
Cash and cash equivalents at end of period	$850.7	$310.2

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
Volume:	2009	2008	2009	2008
High Performance Metals (000's lbs.)
Titanium mill products	5,960	7,707	12,898	16,477
Nickel-based and specialty alloys	8,171	11,493	18,141	21,030
Exotic alloys	1,347	1,465	2,636	2,829

Flat-Rolled Products (000's lbs.)
High value	84,190	132,999	178,118	252,791
Standard	118,211	179,864	219,785	350,484
Flat-Rolled Products total	202,401	312,863	397,903	603,275

Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$21.30	$26.34	$21.94	$25.92
Nickel-based and specialty alloys	$13.04	$18.30	$13.97	$18.42
Exotic alloys	$58.42	$48.64	$57.76	$46.70

Flat-Rolled Products (per lb.)
High value	$2.40	$3.21	$2.53	$3.21
Standard	$1.03	$2.22	$1.11	$2.15
Flat-Rolled Products combined average	$1.60	$2.64	$1.75	$2.59

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	June 30,	December 31,
	2009	2008

Accounts receivable	$398.2	$530.5
Inventory	692.9	887.6
Accounts payable	(236.4)	(278.5)
Subtotal	854.7	1,139.6

Allowance for doubtful accounts	6.0	6.3
LIFO reserve	151.1	205.6
Corporate and other	47.1	60.2
Managed working capital	$1,058.9	$1,411.7

Annualized prior 2 months sales	$2,941.8	$4,008.0

Managed working capital as a % of annualized sales	36.0%	35.2%

June 30, 2009 change in managed working capital	$(352.8)

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	June 30,	December 31,
	2009	2008

Total debt	$1,073.4	$509.8
Less: Cash	(850.7)	(469.9)
Net debt	$222.7	$39.9

Net debt	$222.7	$39.9
Total ATI stockholders' equity	2,075.5	1,957.4
Net ATI capital	$2,298.2	$1,997.3

Net debt to ATI capital	9.7%	2.0%

Total debt	$1,073.4	$509.8
Total ATI stockholders' equity	2,075.5	1,957.4
Total ATI capital	$3,148.9	$2,467.2

Total debt to total ATI capital	34.1%	20.7%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004